FOR IMMEDIATE RELEASE

March 1, 2013

Interline Brands Adds Dennis Letham As Independent Director

Jacksonville, Fla. - March 1, 2013 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations ("MRO") products to the facilities maintenance end-market, today announced the addition of Dennis J. Letham to its Board of Directors, effective immediately. Mr. Letham will also serve as Chairman of the Company's Audit Committee.

Michael J. Grebe, Interline's Chairman and Chief Executive Officer, commented, "Following our recent addition of Jos Opdeweegh to our Board of Directors, we are very pleased to welcome another well-respected and accomplished independent director to our Board. Dennis Letham is a very knowledgeable and seasoned finance executive, and we look forward to benefitting from Dennis' experience and insights as we pursue our long-term growth strategy."

Mr. Letham currently serves as a member of the Board of Directors and Chairman of the Audit Committee of Tenneco, Inc., a multi-billion dollar designer, manufacturer and distributor of automotive emission control and ride control products and systems. In June 2011, Mr. Letham retired from his position as Chief Financial Officer of Anixter, Inc., a multi-billion dollar global supplier of communications and security products, electrical and electronic wire and cable, fasteners and other small components. Mr. Letham previously served as Chief Financial Officer of National Intergroup, Inc., the holding company of National Steel Corporation, and held the same position for FoxMeyer Corporation, an affiliate of National Intergroup. Before joining National Intergroup, Mr. Letham worked in the audit department of Arthur Anderson & Co. Mr. Letham earned a Bachelor of Science degree in Accounting from The Pennsylvania State University.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACT: Lev Cela

PHONE: 904-421-1400